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                                  EXHIBIT 2.01

                Agreement and Plan of Reorganization and Merger

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                              AGREEMENT AND PLAN OF

                            REORGANIZATION AND MERGER

                                  BY AND AMONG

                       FNB FINANCIAL SERVICES CORPORATION,

                           FNB ACQUISITION SUB, F.S.B.

                                       and

                       BLACK DIAMOND SAVINGS BANK, F.S.B.









                                  May 28, 1999



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                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (the "Agreement") dated as of May 28, 1999 by and among FNB FINANCIAL SERVICES CORPORATION, a North Carolina corporation ("FNB"), FNB ACQUISITION SUB, F.S.B. (in organization), a federal savings bank and a wholly-owned subsidiary of FNB ("Acquisition Sub") and BLACK DIAMOND SAVINGS BANK, F.S.B., a federal savings bank ("Black Diamond"), recites and provides:

         A. The boards of directors of FNB and Black Diamond deem it advisable to merge Acquisition Sub into Black Diamond (the "Merger") pursuant to this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger"), whereby the holders of shares of Common Stock of Black Diamond ("Black Diamond Common Stock") will receive Common Stock of FNB ("FNB Common Stock").

         B. To effectuate the foregoing, the parties desire to adopt this Agreement and the Plan of Merger, which shall represent a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code").

         C. The parties intend that that transactions contemplated herein qualify for treatment as a pooling of interests pursuant to APB Opinion No. 16.

         D. As further inducement and as a condition to FNB's entering into this Agreement, FNB and Black Diamond have entered into a certain Stock Option Agreement (the "Stock Option Agreement"), dated of even date herewith, whereby FNB has the option to acquire certain shares of Black Diamond Common Stock under certain conditions.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, FNB, Acquisition Sub, and Black Diamond hereby adopt this Agreement whereby at the "Effective Time of the Merger" (as defined in Article VI hereof) Acquisition Sub shall be merged with and into Black Diamond (which will be the Surviving Bank, as defined in Section 1.1) in accordance with the Plan of Merger. The outstanding shares of Black Diamond Common Stock shall be converted into shares of FNB Common Stock as provided in this Agreement on the basis, terms and conditions contained herein and in the Plan of Merger as set forth as Exhibit A hereto.

         In connection therewith, the parties hereto agree as follows:




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                                    ARTICLE I
                                     General

         1.1. Merger. Subject to the provisions of this Agreement and the Plan of Merger, at the Effective Time of the Merger the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Black Diamond (the "Surviving Bank").

         1.2. Issuance of FNB Common Stock. FNB agrees that at the Effective Time of the Merger it will issue FNB Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.

         1.3. Taking of Necessary Action. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Bank shall take all such necessary action.


                                   ARTICLE II
                 Effect of Transaction on Common Stock, Assets,
                     Liabilities and Capitalization of FNB,
                        Acquisition Sub and Black Diamond

         2.1. Conversion of Stock, Exchange Ratio.

                  A. Conversion of Stock. At the Effective Time of the Merger, each share of Black Diamond Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Black Diamond Common Stock held by FNB, if any, which shares shall be canceled), by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into that number of shares of FNB Common Stock, rounded to the nearest whole share, equal to the product of one multiplied by the Exchange Ratio (as defined herein). As used herein, "Exchange Ratio" shall mean 1.3333.

         The Exchange Ratio at the Effective Time of the Merger shall be proportionately adjusted to reflect any consolidation, split-up, stock dividend, subdivision or combination of FNB Common Stock subsequent to the date of this Agreement.

                  B. At the Effective Time of the Merger, but after the conversion contemplated in Section 2.1A above, each share of Acquisition Sub common stock outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into one share of Black Diamond Common Stock.

                  C. No scrip or certificates representing fractional shares of FNB Common Stock will be issued in connection with the Merger, and Black Diamond's former shareholders shall have no right to vote or receive any dividend or other payment or distribution on, or any



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other right with respect to, any fraction of a share of Black Diamond Common
Stock resulting from the Merger.

                  D. Prior to the Effective Time of the Merger, the Plan of Merger shall terminate and be abandoned upon a termination of the Agreement, notwithstanding approval of the Plan of Merger by the shareholders of Black Diamond.

         2.2. Manner of Exchange.

                  A. After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Black Diamond Common Stock, upon surrender of such certificate to the agent appointed by FNB to administer the exchange of certificates (the "Exchange Agent"), accompanied by a letter of transmittal in the form furnished by FNB and the Exchange Agent (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor the number of full shares of FNB Common Stock into which shares of Black Diamond Common Stock shall be converted pursuant to Section 2.1 hereof. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Black Diamond Common Stock will be deemed to evidence the right to receive the number of full shares of FNB Common Stock into which the shares of Black Diamond Common Stock represented thereby may be converted in accordance with the Exchange Ratio, and, after the Effective Time of the Merger will be deemed for all corporate purposes of FNB to evidence ownership of the number of full shares of FNB Common Stock into which the shares of Black Diamond Common Stock represented thereby were converted.

                  B. Until outstanding certificates formerly representing Black Diamond Common Stock are surrendered in exchange for FNB Common Stock, no dividend payable to holders of record of FNB Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Black Diamond of shares of Black Diamond Common Stock. If a certificate representing such shares is presented to Black Diamond or FNB, it shall be canceled and exchanged for a certificate representing shares of FNB Common Stock as herein provided. Upon surrender of certificates of Black Diamond Common Stock in exchange for FNB Common Stock, there shall be paid to the recordholder of the certificates of FNB Common Stock issued in exchange therefor
(i) the amount of dividends theretofore paid for such full shares of FNB Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and
(ii) at the appropriate payment date, the amount of dividends with a record date prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

                  C. At the Effective Time of the Merger, each share of Black Diamond Common Stock held by FNB, if any, shall be canceled, retired and cease to exist.


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                  D. Treatment of Black Diamond Options.

                           i) At the Effective Time of the Merger, each option or other right to purchase shares of Black Diamond Common Stock pursuant to stock options ("Black Diamond Options") granted by Black Diamond under its 1989 Incentive Stock Option Plan (as amended, referred to herein as the "Black Diamond Stock Plan"), which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each Black Diamond Option, in accordance with the terms of the Black Diamond Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time of the Merger (A) FNB and its Compensation Committee shall be substituted for Black Diamond and the Committee of Black Diamond's Board of Directors (including, if applicable, the entire Board of Directors of Black Diamond) administering the Black Diamond Stock Plan, (B) each Black Diamond Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (C) the number of shares of FNB Common Stock subject to such Black Diamond Option shall be equal to the number of shares of Black Diamond Stock subject to such Black Diamond Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio and rounding to the nearest whole share, and (D) the per share exercise price under each such Black Diamond Option shall be adjusted by dividing the per share exercise price under each such Black Diamond Option by the Exchange Ratio and rounding to the nearest cent.

                           ii) As soon as practicable after the Effective Time of the Merger, FNB shall deliver to the participants in the Black Diamond Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to the Black Diamond Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.2D(i) after giving effect to the Merger). At or prior to the Effective Time of the Merger, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Common Stock for delivery upon exercise of Black Diamond Options assumed by it in accordance with this
         Section 2.2D. As soon as practicable after the Effective Time of the Merger, FNB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FNB Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                           iii) All restrictions or limitations on transfer with respect to Black Diamond Common Stock awarded under the Black Diamond Stock Plan or any other plan, program, or arrangement of Black Diamond, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plans, program, or arrangement, shall remain in full force and effect with respect to shares of FNB Common Stock into which such stock is converted pursuant to this Agreement.



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                           iv) Black Diamond agrees to cooperate with FNB to
insure the implementation of this Section 2.2D.

         2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Black Diamond Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Black Diamond Common Stock pursuant to 12 C.F.R. ss. 552.14 (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.1 of this Agreement, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under 12 C.F.R. ss. 552.14, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of Black Diamond Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive that number of shares of FNB Common Stock equal to the product of one multiplied by the Exchange Ratio.

         2.4. Effects of Merger. The Merger shall have the effects set forth in 12 C.F.R. ss. 552.13. As of the Effective Time of the Merger, Black Diamond shall be a wholly-owned subsidiary of FNB.

         2.5. Withholding Taxes. All payments to be made pursuant to this Agreement shall be made less all applicable withholding taxes.

         2.6 Lost Certificates. Any Black Diamond shareholder whose certificate evidencing shares of Black Diamond Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange Agent or FNB pursuant to the provisions of N.C. Gen. Stat. ss. 25-8-405 and N.C. Gen. Stat. ss. 25-8-104 (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Exchange Agent and FNB).


                                   ARTICLE III
                         Representations and Warranties

         3.1. Representations and Warranties of Black Diamond. Black Diamond represents and warrants to FNB and Acquisition Sub as follows:

                  A. Organization, Standing and Power. Black Diamond is a federal savings bank duly incorporated and organized, validly existing and in good standing under the laws of the United States and has all requisite corporate and other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this



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Agreement and the Plan of Merger and to effect the transactions contemplated hereby and thereby. Black Diamond's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. Black Diamond has delivered to FNB complete and correct copies of (i) its Charter and
(ii) its By-laws.

                  B. Capital Structure. The authorized capital stock of Black Diamond consists entirely of 2,000,000 shares of Black Diamond Common Stock, par value $2.50. On the date hereof, 835,069 shares of Black Diamond Common Stock were issued and outstanding. All of the outstanding shares of Black Diamond Common Stock were duly authorized and validly issued and are fully paid and nonassessable, and all such shares were issued pursuant to and in compliance with the requirement of a registration statement or an applicable exemption from the registration requirements under the Securities Act of 1933, as amended (the "1933 Act"). Except as disclosed on Schedule A, Black Diamond knows of no person who beneficially owns 5% or more of outstanding Black Diamond Common Stock as of the date hereof.

                  C. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Black Diamond and FNB as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Black Diamond, and this Agreement is a valid and binding obligation of Black Diamond, enforceable in accordance with its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Black Diamond with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Charter or By-laws or, except as set forth in Schedule B, constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Black Diamond is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Black Diamond or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities, corporate and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Office of Thrift Supervision ("OTS"), and the Virginia State Corporation Commission ("VSCC") is required in connection with the execution and delivery by Black Diamond of this Agreement or the consummation by Black Diamond of the transactions contemplated hereby or by the Plan of Merger.

                  D. Investments. All securities owned by Black Diamond of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of Black Diamond freely to dispose of any such security at any time, except as noted on Schedule C. Any securities owned of record by Black Diamond in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on such Schedule C.



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There are no voting trusts or other agreements or undertakings of which Black
Diamond is a party with respect to the voting of such securities. With respect to all repurchase agreements to which Black Diamond is a party, Black Diamond has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                  E. Financial Statements. Schedule D contains copies of the following financial statements of Black Diamond (the "Black Diamond Financial Statements"): a) Statements of Financial Condition as of March 31, 1999 (unaudited), and December 31, 1998 and 1997 (audited); (b) Statements of Operations for each of the three years in the period ended December 31, 1998 (audited) and the three months ended March 31, 1999 (unaudited); (c) Statements of Changes in Stockholders' Equity for each of the three years in the period ended December 31, 1998 (audited) and the three months ended March 31, 1999 (unaudited); and (d) Statements of Cash Flows for each of the three years in the period ended December 31, 1998 (audited) and the three months ended March 31, 1999 (unaudited). Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated unless otherwise noted in the Black Diamond Financial Statements and are consistent with the books and records of Black Diamond. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Black Diamond. The statements of operations, changes in stockholders' equity and cash flows, together with the notes thereto, present fairly the results of operations, changes in stockholders' equity and cash flows of Black Diamond for the periods indicated. Except as disclosed in the Black Diamond Financial Statements and as per compliance with and subject to the requirements of 12 C.F.R. ss. 563.134, there are no restrictions precluding Black Diamond from paying dividends when, as and if declared by its Board of Directors.

                  F. Absence of Undisclosed Liabilities. At December 31, 1998 and March 31, 1999, Black Diamond had no material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the Black Diamond Financial Statements, except for those which are disclosed (including an estimate of the amount of any such liability) in Schedules specifically referred to herein. For purposes of this Section 3.1.F., obligations and liabilities shall be "material" if they exceed, or are reasonably expected to exceed, individually or in the aggregate, $50,000.

                  G. Tax Matters. Black Diamond has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Black Diamond has paid or made adequate provision for, or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for, all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. There are, and at the Effective Time of the Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by Black Diamond that are or could



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become a lien on any asset, or otherwise materially adversely affect the business, property or financial condition of Black Diamond, except for taxes and any such related liability being contested in good faith and disclosed in Schedule E. Black Diamond has collected or withheld, or will collect or withhold before the Effective Time of the Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Black Diamond is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The statements of financial condition contained in the Black Diamond Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of Black Diamond for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. The books and records of Black Diamond fully and properly reflect any liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule E, Black Diamond has not granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to Black Diamond by any taxing authority. Black Diamond has not made or entered into, and does not hold any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule E describes all tax elections, consents and agreements affecting Black Diamond. To the best knowledge of Black Diamond, no Black Diamond shareholder is a "foreign person" for purposes of Section 1445 of the Code. Black Diamond's tax returns and reports have been examined or closed by applicable statutes of limitations through the tax year ended December 31, 1995, and Black Diamond has not received any indication of the pendency of any audit or examination in connection with any tax return or report and has no knowledge that any such return or report is subject to adjustment.

                  H. Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, rights, commitments or agreements of any character to which Black Diamond is a party or by which it is bound, calling for the issuance of securities of Black Diamond or any security representing the right to purchase or otherwise receive any such security, except as set forth on Schedule F.

                  I. Property. Black Diamond owns (or enjoys use of under capital or operating leases) all property reflected on the Black Diamond Financial Statements as of March 31, 1999 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Black Diamond Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair the use of the subject property. The leases relating to leased property are fairly reflected in such Black Diamond Financial



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Statements. All property and assets material to the business or operations of
Black Diamond are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Black Diamond as currently conducted.

                  J. Additional Schedules Furnished to FNB. In addition to any Schedules furnished to FNB pursuant to other provisions of this Agreement, Black Diamond has furnished to FNB the following Schedules which are correct and complete as of the date hereof:

                           i) Employees. Schedule G lists as of the date hereof
         (1) the names of and current annual salary rates for all present employees of Black Diamond who received, respectively, $50,000 or more in aggregate compensation, whether in salary or otherwise as reported or would be reported on Form W-2, during the year ended December 31, 1998, or are presently scheduled to receive salary in excess of $50,000 during the year ending December 31, 1999; (2) the number of shares of Black Diamond Common Stock owned beneficially by each director and five highest compensated officers of Black Diamond as of the date hereof,
         (3) the names of and the number of shares of Black Diamond Common Stock owned by each person known to Black Diamond who beneficially owns 5% or more of the outstanding Black Diamond Common Stock as of the date hereof, and (4) the names of, the number of outstanding options of, and the exercise price of, each Black Diamond Option granted to each person under the Black Diamond Stock Plan and the exercise price of each such Black Diamond Option.

                           ii) Certain Contracts. Schedule H lists all notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which Black Diamond is an indebted party or a lessee, licensee or obligee as of the date hereof (collectively, "Contracts") except for deposits and those Contracts entered into by Black Diamond in the ordinary course of its business consistent with its prior practice and that do not involve an amount remaining greater than $50,000.

                           iii) Employment Contracts and Related Matters. Except in all cases as set forth on Schedule I, Black Diamond is not a party to any employment contract not terminable at the option of Black Diamond without liability. Except in all cases as set forth on Schedule I, Black Diamond is not a party to (1) any retirement, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), (2) any management or consulting agreement not terminable at the option of Black Diamond without liability or (3) any union or labor agreement. Black Diamond has paid in full to or accrued on behalf of all its directors, officers, and employees all wages, salaries, commissions, bonuses, fees, sick pay, severance pay, all other amounts promised to the extent required by law or when Black Diamond has a policy of making such payments and other direct compensation for all services performed by them to the date of this Agreement.

                           iv) Real Estate. Schedule J describes, as of the date hereof, all interests in real property owned, leased or otherwise claimed by Black Diamond.



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                           v) Affiliates. Schedule K sets forth the names and
         number of shares of Black Diamond Common Stock owned as of the date hereof beneficially or of record by any persons Black Diamond considers to be affiliates of Black Diamond ("Black Diamond Affiliates") as that term is defined for purposes of Rule 145 under the 1933 Act.

                  K. Agreements in Force and Effect. All contracts, agreements, plans, leases, policies and licenses of Black Diamond are valid and in full force and effect, and, to its best knowledge, Black Diamond has not breached any provision of, nor is in default in any respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon either the financial condition, results of operations, or business of Black Diamond.

                  L. Legal Proceedings; Compliance with Laws. Schedule L describes all legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened or, to its knowledge, probable of assertion against Black Diamond. Except as set forth on Schedule L, no such proceeding or investigation, if decided adversely, would have a material adverse effect on either the financial condition, results of operations or business of Black Diamond on a consolidated basis. Except as set forth in Schedule L, Black Diamond has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business and properties. Black Diamond has all licenses, permits, orders or approvals (collectively, the "Permits") of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of its business; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits nor has Black Diamond received written notice of any violations; and no proceeding is pending or threatened to revoke or limit any Permit. Except as set forth in Schedule L, Black Diamond has not entered into any agreements or written understandings with the Federal Reserve Board, the OTS, the FDIC or any other regulatory agency having authority over it. Black Diamond is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected materially adversely to affect either the financial condition, results of operations, or business of Black Diamond on a consolidated basis.

                  M. Employee Benefit Plans.

                           i) Schedule M includes a correct and complete list of, and FNB has been furnished a true and correct copy of (or an accurate written description thereof in the case of oral agreements or arrangements) (1) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements (including oral agreements or arrangements) that are presently in effect, or have been approved prior to the date hereof, maintained for the benefit of employees or former employees of Black Diamond or the dependents or beneficiaries of any employee or former employee of Black Diamond, whether or not subject to ERISA (the "Employee Plans"), (2) the most recent



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         actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan and (3) With respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code, the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters. Schedule M identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

                           ii) Neither Black Diamond nor any employee pension benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                           iii) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date, as defined in Section 6.1 hereof, under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by Black Diamond), and except as set forth on Schedule M, there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

                           iv) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Black Diamond has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA). Black Diamond has not participated in or agreed to participate in a multiemployer plan (as defined in Section 3(37) of ERISA).

                           v) All Employee Plans that are "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Black Diamond or previously maintained by Black Diamond comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Black Diamond does not have any material liability under any such plan that is not reflected in the Black Diamond Financial Statements or on Schedule M hereto.

                           vi) Except as set forth on Schedule M, no prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Black Diamond or previously maintained by Black Diamond that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

                           vii) Schedule M identifies each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and its funding status, whether through insurance, a trust, or from an employee's general assets. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Black Diamond is not subject to taxation on the income of any such plan or any such plan previously maintained by Black Diamond.

                           viii) Schedule M identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of Black Diamond. Schedule M also discloses the funded status of these Employee Plans.

                           ix) Schedule M identifies each corporate owned life insurance policy, including any key man insurance policy and policy insuring the life of any director or employee of Black Diamond, and indicates for each such policy, the face amount of coverage, cash surrender value, if any, and annual premiums.

                           x) No trade or business is, or has ever been, treated as a single employer with Black Diamond for employee benefit purposes under ERISA and the Code.

                  N. Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Black Diamond are described on Schedule N and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Black Diamond. Black Diamond is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Black Diamond has not received notice of cancellation or non-renewal of any such policy or binder. Black Diamond has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar facts that might form the basis for termination of any such insurance. Black Diamond has no knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Black Diamond has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  O. Loan Portfolio. Each loan outstanding on the books of Black Diamond is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest (except for loans recorded on Black Diamond's books as non-accrual) in accordance with the terms of the loan, and with respect to loans originated by Black Diamond was made in accordance with Black Diamond's standard loan policies as in effect at the time the loan was negotiated, except for loans to facilitate the sale of other real estate owned ("OREO") or loans with renegotiated terms and conditions. The records of Black Diamond regarding all loans outstanding and OREO by Black Diamond on its books are accurate in all material respects and the risk classifications for the loans outstanding are, in the best judgment of the management of Black Diamond, appropriate. The reserves for possible loan losses on the outstanding loans of Black Diamond, as reflected in the Black Diamond Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OTS and the FDIC. In the best judgment of the management of Black Diamond, such reserves are adequate as of the date hereof and will be adequate as of the Effective Time of the Merger to absorb all known and anticipated loan losses in the loan portfolio of Black Diamond. Except as identified on Schedule O, no loans in excess of $100,000 individually or in the aggregate have been classified by examiners (regulatory or internal) as "Special Mention," "Substandard," "Doubtful," or "Loss." Except as disclosed on Schedule J, the OREO included in any nonperforming asset of Black Diamond is recorded at the lower of cost or fair value less estimated costs to sell based on independent appraisals that comply with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and Uniform Standards of Professional Appraisal Practice. Except as identified on Schedule O, each loan reflected as an asset on the Black Diamond Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such loan, which if successful would have a material adverse effect on the financial condition, results of operation or business of Black Diamond.

                  P. Absence of Changes. Except as identified on Schedule P, since March 31, 1999, there has not been any material adverse change in the aggregate assets or liabilities, earnings or business of Black Diamond, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or administrative interpretations of any thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, (iii) accruals and reserves incurred or to be incurred by Black Diamond since such date pursuant to the terms of Section 4.8 hereof, or (iv) any other accruals, reserves or expenses incurred or to be incurred by Black Diamond since such date with FNB's prior written consent. Since March 31, 1999, the business of Black Diamond has been conducted only in the ordinary course.

                  Q. Brokers and Finders. Neither Black Diamond nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that Black Diamond has employed Austin Financial Services, Inc. ("Austin"), and has paid or accrued (or, prior to the Effective Time of the Merger, will pay or accrue) all amounts due, or to be due, such advisor in connection with services rendered. True and correct copies of all agreements between Black Diamond and Austin are attached as Schedule Q.

                  R. Subsidiaries; Partnerships and Joint Ventures. Black Diamond has no subsidiaries and does not own any interest in any partnership or joint venture.

                  S. Reports. Black Diamond has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, and (iv) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such report or statement, or any amendment thereto, fails to comply with the statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed or contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. Except to the extent that information contained in any such report or statement has been revised or superseded by a later filed report or statement, none of such reports or statements (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Black Diamond has not been notified by any such governmental or regulatory authority that any such report or statement was deficient in any material respect as to form or content. Following the date of this Agreement, Black Diamond shall deliver to FNB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it with the Federal Reserve Board, the FDIC, the OTS, or any other such regulatory authority. Black Diamond is not required to file reports under Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the regulations of the Securities and Exchange Commission ("SEC").

                  T. Environmental Matters. For purposes of Article III of this Agreement, the following terms shall have the indicated meaning: "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous

Substances include without limitation petroleum, or any derivative or by-product thereof, asbestos, radioactive material and polychlorinated biphenyls.

         For purposes of this subsection, "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Black Diamond or any of its subsidiaries, including those properties serving as collateral for any loans made and retained by Black Diamond or for which Black Diamond serves in a trust relationship for the loans retained in portfolio. To Black Diamond's best knowledge, except as disclosed in Schedule R:

                           i) Black Diamond has not been nor is in violation of or liable under any Environmental Law;

                           ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

                           iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                  U. Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Black Diamond at any time to FNB, in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Black Diamond to FNB is or will be a true and complete copy of such document, unmodified except by another document delivered by Black Diamond.

                  V. Accounting; Tax; Regulatory Matters. There exists no fact or condition (including Black Diamond's record of compliance with the Community Reinvestment Act) relating to Black Diamond that may reasonably be expected to
(i) prevent or materially impede or delay FNB or Black Diamond from obtaining the regulatory approvals required in order to consummate transactions described herein, (ii) prevent the Merger from qualifying to be a reorganization under
Section 368(a) of the Code, or (iii) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to Black Diamond, Black Diamond shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to FNB in writing.

                  W. Regulatory Approvals. Black Diamond knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1F and

5.2E hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1F hereof.

                  X. Year 2000 Readiness. To the best knowledge of management of Black Diamond, Black Diamond is in compliance with the OTS' and the FDIC's guidelines on Year 2000 readiness.

                  Y. Insurance of Deposits. All deposits of Black Diamond are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Black Diamond to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the best knowledge of management of Black Diamond, are contemplated by the FDIC or otherwise to terminate such insurance.

         3.2. Representations and Warranties of FNB. FNB represents and warrants to Black Diamond as follows:

                  A. Organization, Standing and Power. FNB is a corporation duly incorporated, validly existing and in good standing under the laws of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FNB Southeast is a wholly-owned subsidiary of FNB, and is the only subsidiary of FNB, other than Acquisition Sub (FNB and FNB Southeast may be collectively referred to herein as the "FNB Companies"). FNB Southeast is a commercial bank duly incorporated, validly existing and in good standing under the laws of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FNB has delivered to Black Diamond complete and correct copies of the Articles of Incorporation of FNB and FNB Southeast and all amendments thereof to the date hereof and the By-laws of FNB and FNB Southeast as amended to the date hereof.

                  B. Capital Structure. The authorized capital stock of FNB consists of 40,000,000 shares of Common Stock, of which 3,377,415 shares were issued and outstanding as of February 16, 1999 and 10,000,000 shares of Preferred Stock, of which 0 shares were issued and outstanding as of February 16, 1999. The authorized capital stock of FNB Southeast consists of 742,500 shares of common stock, and all of the issued and outstanding shares of FNB Southeast's capital stock are owned by FNB. All of the issued and outstanding shares of FNB Common Stock and FNB Southeast common stock were validly issued, fully paid and nonassessable at such date, and all such shares were issued pursuant to and in compliance with the requirement of a registration statement or an applicable exemption from the registration requirements under the 1933 Act.

                  C. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Black Diamond and FNB as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of FNB; and this Agreement is a valid and binding obligation of FNB, enforceable in accordance with its terms except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by FNB with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of the FNB Companies is a party, or by which any of them or any of their respective properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FNB Companies or any of their respective properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, the rules of the National Association of Securities Dealers, Inc. (the "NASD") and regulations of the Federal Reserve Board, the OTS, the FDIC, the VSCC, and the North Carolina Banking Commission is required in connection with the execution and delivery by FNB of this Agreement or the consummation by FNB of the transactions contemplated hereby or by the Plan of Merger.

                  D. Brokers and Finders. Neither FNB nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that FNB has employed Equity Research Services, Inc. and will be liable for its fees.

                  E. Absence of Changes. Except as identified on Schedule S, since March 31, 1999, there has not been any material adverse change in the consolidated assets or liabilities, earnings or business of FNB, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or administrative interpretations of any thereof that affect the banking or savings and loan industries generally, or (ii) changes since such date in the general level of interest rates. Other than acquisitions and other branch or business expansions, since March 31, 1999, the business of FNB has been conducted only in the ordinary course. Other than as identified on Schedule S, FNB is not in material discussions to acquire any party that would be significant under Rule 11-01(b)(1) contained in Regulation S-X of the SEC.

                  F. Reports. FNB and FNB Southeast have filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the North Carolina Banking Commission, (iv) the SEC and (v) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance in all material respects with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. Except to the extent that information contained in any such report or statement has been revised or superseded by a later filed report or statement, none of such reports or statements (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither FNB nor FNB Southeast has been notified by any such governmental or regulatory authority that any such report or statement was deficient in any material respect as to form or content. Following the date of this Agreement, FNB shall deliver to Black Diamond, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it or FNB Southeast with the SEC, Federal Reserve Board, the FDIC, the North Carolina Banking Commission, or any other such regulatory authority. FNB has not offered or sold any securities in violation of the 1933 Act or the securities laws of any state.

                  G. Absence of Undisclosed Liabilities. At December 31, 1998 and March 31, 1999, neither FNB nor FNB Southeast had any material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in FNB's reports filed with the SEC, except for those which are disclosed (including an estimate of the amount of any such liability) in Schedules specifically referred to herein. For purposes of this Section 3.2.G., obligations and liabilities shall be "material" if they exceed, or are reasonably expected to exceed, individually or in the aggregate, $200,000.

                  H. Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of FNB at any time to Black Diamond, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FNB to Black Diamond is or will be a true and complete copy of such document, unmodified except by another document delivered by FNB.

                  I. Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, rights, commitments or agreements of any character to which any of the FNB Companies is a party or by which it any of them are bound, calling for the issuance of securities of any of the FNB Companies or any security representing the right to purchase or otherwise receive any such security, except as set forth on Schedule T.

                  J. Environmental Matters. For purposes of this subsection, "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by FNB or any of its subsidiaries, including those properties serving as collateral for any loans made and retained by FNB or any of its subsidiaries or for which FNB or any of its subsidiaries serves in a trust relationship for the loans retained in portfolio. To FNB's best knowledge, except as disclosed in Schedule U, and except to the extent that there would be no material adverse effect on FNB and its subsidiaries taken as a whole:

                           i) Neither FNB nor FNB Southeast has been nor is in violation of or liable under any Environmental Law;

                           ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

                           iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                  K. Accounting; Tax; Regulatory Matters. There exists no fact or condition (including FNB's or FNB Southeast's record of compliance with the Community Reinvestment Act) relating to FNB or FNB Southeast that may reasonably be expected to (i) prevent or materially impede or delay FNB or Black Diamond from obtaining the regulatory approvals required in order to consummate transactions described herein, (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code, or (iii) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to FNB, FNB shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to Black Diamond in writing.

                  L. Regulatory Approvals. FNB knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1F and 5.2E hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1F hereof.

                  M. Year 2000 Readiness. To the best knowledge of management of FNB, FNB and FNB Southeast are in compliance with the FDIC's guidelines on Year 2000 readiness.

         3.3. Representations and Warranties of Acquisition Sub. Acquisition Sub represents and warrants to Black Diamond as follows:

                  A. Organization Standing and Power. Upon the filing of its charter with the OTS, Acquisition Sub will be a federal savings bank in organization under the laws of the United States.

                  B. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been, or will be prior to the Effective Time of the Merger, duly and validly authorized by all necessary action on the part of Acquisition Sub, and this Agreement is, or will be prior to the Effective Time of the Merger, a valid and binding obligation of Acquisition Sub enforceable in accordance with its terms except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Acquisition Sub with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Charter or Bylaws or a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Acquisition Sub is a party, or by which it or any of its properties or assets may be bound (except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by Acquisition Sub by the Effective Time of the Merger or the obtaining of which shall have been waiver by Black Diamond), or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition Sub or any of its property or assets. No consent or approval by any government authority, other than compliance with applicable federal and state securities and banking laws, regulations of the Federal Reserve Board, the FDIC, the OTS and the North Carolina Banking Commission, is required in connection with the execution and delivery by Acquisition Sub of this Agreement or the consummation by Acquisition Sub of the transactions contemplated hereby or by the Plan of Merger.


                                   ARTICLE IV
                        Conduct and Transactions Prior to
                          Effective Time of the Merger

         4.1. Access to Records and Properties. Between the date of this Agreement and the Effective Time of the Merger, each of Black Diamond and FNB agrees to give to the other reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to its business and properties as either Black Diamond or FNB shall from time to time request for the purposes of conducting its due diligence review of the other, verifying the representations and warranties set forth herein, preparing the Registration Statement (as defined in Section 4.2 hereof) and applicable regulatory filings (as set forth in Section 4.6 hereof), and preparing unaudited financial statements of Black Diamond as of a date prior to the Effective Time of the Merger in order to facilitate FNB in performance of its post-Closing Date financial reporting requirements. Each party shall maintain the confidentiality of all confidential information furnished to it by the other concerning its business, operations, and financial condition, and shall not use any such information except in furtherance of the transactions contemplated hereby or by the Plan of Merger. If this Agreement is terminated, each party shall promptly return to the other all documents and copies of, and all workpapers containing, confidential information received from the other party. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) FNB shall have directly or indirectly acquired the assets and business of Black Diamond; (b) as to any particular confidential information, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the party receiving such information or (ii) was available to the party receiving such information on a nonconfidential basis prior to its disclosure by the party disclosing such information; (c) disclosure is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction; or (d) disclosure is required by law or by the SEC or bank or thrift regulatory authorities in connection with the transactions contemplated by this Agreement or otherwise, provided that the party making such a disclosure, prior to such disclosure, advised the other party of the circumstances necessitating such disclosure and the parties have reached mutually agreeable arrangements relating to such disclosure.

         4.2. Registration Statement, Proxy Statement, Shareholder Approval. Black Diamond and FNB will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger and will comply fully with the applicable rules and regulations of bank and thrift regulatory authorities, and the respective Charter and By-laws of Black Diamond and FNB relating to the calling and holding of meetings of shareholders for such purpose. The Boards of Directors of Black Diamond and FNB will recommend to and actively encourage their respective shareholders that they vote in favor of the Merger. FNB and Black Diamond will jointly prepare the joint proxy statement-prospectus to be used in connection with such meetings (the "Joint Proxy Statement-Prospectus"). FNB and Black Diamond shall cause the Joint Proxy Statement-Prospectus to be filed with the OTS and the SEC for review; and each party hereto will cooperate with the other in good faith and will use its respective reasonable best efforts in good faith to respond to any comments of the OTS or the SEC thereon. FNB will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which the Joint Proxy Statement-Prospectus shall be a part, and use its best efforts to have the Registration Statement declared effective. In connection with the foregoing, FNB will comply with the requirements of the 1933 Act, the 1934 Act, the NASD and the rules and regulations of the SEC under such acts with respect to the offering and sale of FNB Common Stock in connection with the Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Joint Proxy Statement-Prospectus shall not be mailed to Black Diamond or FNB shareholders until the Registration Statement shall have become effective under the 1933 Act, but shall be mailed as soon as practicable following such effectiveness. Black Diamond covenants that none of the information supplied by Black Diamond and FNB covenants that none of the information supplied by FNB in the Joint Proxy Statement-Prospectus will, at the time of the mailing of the Joint Proxy Statement-Prospectus to Black Diamond and FNB shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Joint Proxy Statement-Prospectus, up to and including the dates of the meetings of Black Diamond and FNB shareholders to which the Joint Proxy Statement-Prospectus relates, none of such information in the Joint Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.3. Operation of the Business of Black Diamond. Black Diamond agrees that from March 31, 1999 to the Effective Time of the Merger, it has operated, and it will operate, its business substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, it will use its best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, Black Diamond agrees that it will not, without the prior written consent of FNB, which shall not be unreasonably withheld, (i) make any change in the salaries, bonuses or title of Don M. Green, Ben Sergent or Esther W. Bolling or change the fees payable to any director; (ii) make any change in the title, salaries, or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to FNB; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed (excluding deposits, Federal Home Loan Bank advances, secured or unsecured, and similar indebtedness) or purchase money indebtedness, or mortgage, pledge, or subject any of its assets to, or permit any of its assets to become or remain subject to, any lien or any other encumbrance; (v) amend its Charter or By-laws; (vi) declare any dividend or make any distribution, or effect any split or combination in respect of its capital stock; (vii) issue or contract to issue any shares of Black Diamond capital stock or securities exchangeable for or convertible into capital stock, including without limitation pursuant to stock options, except up to 91,388 shares of Black Diamond Common Stock issuable pursuant to Black Diamond Options outstanding as of March 31, 1999; (viii) purchase any shares of Black Diamond capital stock; (ix) enter into, renew, extend or assume any material contract or obligation; (x) other than as provided in subsection (A) below with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $50,000 or more; (xi) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue;
(xii) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xiii) make any change in policies respecting extensions of credit or loan charge-offs; (xiv) change reserve requirement policies; (xv) change securities portfolio policies; (xvi) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvii) propose or take any action with respect to the opening, by merger, acquisition or otherwise, or closing of any branches; (xviii) amend the terms of the Black Diamond Options; (xix) amend the terms of the written severance or employment agreements identified in Schedule M, including without limitation the employment agreements of Don M. Green, Ben Sergent or Esther W. Bolling; or (xx) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles. Black Diamond further agrees that, between the date of this Agreement and the Effective Time of the Merger, it will consult and cooperate with FNB regarding the following activities, provided that such activities may be conducted by Black Diamond in the ordinary course of its business, consistent with prior practices: (A) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and (B) securities portfolio and funds management, including management of interest rate risk.

         4.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Black Diamond nor any of its executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than FNB) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Black Diamond (collectively, a "Significant Transaction") or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Black Diamond, afford to any other person access to the properties, books or records of Black Diamond or otherwise assist any person preparing to make or who has made such an offer, or enter into any letter of intent or any agreement with any third party providing for a Significant Transaction. Black Diamond agrees that, as of the date hereof, it and any affiliate entities, and the respective directors, officers, employees, agents, and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions, and negotiations with any person (other than FNB and its representatives) conducted heretofore with respect to any Significant Transaction. Black Diamond agrees to promptly advise FNB of any inquiries or proposals received by, any such information requested from, and any requests for negotiations or discussions sought to be initiated or continued with, Black Diamond or any affiliate entities, or any of the respective directors, officers, employees, agents, or representatives of the foregoing, in each case from a person (other than FNB or its representatives) with respect to a Significant Transaction. In addition, Black Diamond shall promptly advise FNB of the substance and content of any such inquiry, proposal, information request, negotiations, or discussions.

         4.5. Dividends. Black Diamond agrees that subsequent to March 31, 1999, and until the Effective Time of the Merger, it will not declare any dividends or distributions in respect of any class of its securities.

         4.6. Regulatory Filings; Best Efforts. FNB and Black Diamond shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board, the OTS, the FDIC and the North Carolina Banking Commission as soon as practicable after the date hereof.
FNB and Black Diamond shall use their best efforts to obtain approvals of such filings.

         4.7. Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any press release or make any such public statement prior to such consultations and approval of the other party, which approval shall not be unreasonably withheld, except as may be required by law or the policies of the NASD. FNB and Black Diamond agree that they shall make a joint public announcement of this Agreement and the transactions described herein after execution of this Agreement. The timing and content of such announcement shall be approved by FNB and Black Diamond prior to such announcement.

         4.8. Operating Synergies; Conformance to Reserve Policies, Etc. Between the date hereof and the Effective Time of the Merger, Black Diamond's management will work with FNB to achieve appropriate operating efficiencies following the Closing Date. At the request of FNB and upon receipt by Black Diamond of written confirmation from FNB that there are no conditions to the obligations of FNB under this Agreement set forth in Article V hereof which they believe will not be fulfilled so as to permit them to consummate the Merger and the other transactions contemplated hereby, not more than three days before the Effective Time of the Merger, Black Diamond shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records (provided such adjustments are in accordance with GAAP and applicable law and regulation) as may be necessary to conform Black Diamond's accounting and credit loss reserve practices and methods to those of FNB (as such practices and methods are to be applied from and after the Effective Time of the Merger) and to FNB's plans with respect to the conduct of the business of Black Diamond following the Merger, as well as the costs and expenses relating to the consummation by Black Diamond of the Merger and the other transactions contemplated hereby. Any such accruals, reserves and charge-offs shall not be deemed to cause any representation and warranty of Black Diamond to be untrue or inaccurate as of the Effective Time of the Merger.

         4.9. Agreement as to Efforts to Consummate. Subject only to the other terms and conditions of this Agreement, each of FNB and Black Diamond agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of FNB and Black Diamond shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         4.10. Adverse Changes in Condition. FNB and Black Diamond each agrees to give written notice promptly to the other concerning any event or circumstance which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each of FNB and Black Diamond shall use its best efforts to prevent or promptly to remedy the same. No notification made pursuant to this Section 4.10 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless FNB or Black Diamond, as the case may be, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Black Diamond on the one hand, or FNB on the other hand, of any condition set forth in this Agreement.

         4.11. Nasdaq National Market Listing. FNB will use its reasonable best efforts to file with Nasdaq a Supplemental Listing Application for the shares of FNB Common Stock to be issued in the Merger and have such shares approved for listing on The Nasdaq National Market prior to the Effective Time of the Merger.

         4.12. Updating of Schedules. Black Diamond shall notify FNB in writing, and FNB shall notify Black Diamond in writing, of any changes, additions or events which may cause any Schedules delivered by it under this Agreement to become incomplete or inaccurate, promptly after the occurrence of same and at the Closing Date by delivery of updates, including future quarterly and annual Black Diamond Financial Statements. No notification made pursuant to this

Section 4.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless FNB or Black Diamond, as the case may be, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Black Diamond on the one hand, or FNB on the other hand of any condition set forth in this Agreement.

         4.13. Transactions in FNB Common Stock. Other than the issuance or acquisition of FNB Common Stock pursuant to FNB employee benefit plans, or the purchase or sale of FNB Common Stock by FNB in its capacity as trustee under FNB employee benefit plans or in any other fiduciary capacity in which it is directed to sell or purchase FNB Common Stock, none of FNB, Acquisition Sub or Black Diamond will, nor will any such party permit any affiliate to directly or indirectly, purchase, publicly sell or publicly acquire any shares of FNB Common Stock during the period between the first mailing of the Joint Proxy Statement-Prospectus and the Effective Time of the Merger.

         4.14. Reorganization for Tax Purposes. FNB, Acquisition Sub and Black Diamond each undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

         4.15. Accounting Treatment. FNB, Acquisition Sub and Black Diamond each undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify to be treated as a "pooling-of-interests" for accounting purposes and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

         4.16. Other Permissible Transactions. Black Diamond agrees that FNB and its subsidiaries may offer to acquire, enter into agreements to acquire and acquire financial institution holding companies and their subsidiaries, financial institutions or financial services entities and their subsidiaries, leasing companies and other entities which are permissible for financial institutions to own, and/or the assets and liabilities of such entities prior to the Effective Time of the Merger.


                                    ARTICLE V
                              Conditions of Merger

         5.1. Conditions to Obligations of FNB. The obligations of FNB to perform this Agreement and to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by FNB.

                  A. Representations and Warranties; Performance of Obligations. The representations and warranties of Black Diamond set forth in Section 3.l hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date);

Black Diamond shall have in all material respects performed all obligations required to be performed by it and satisfied all conditions required to be satisfied by it under this Agreement prior to the Effective Time of the Merger; and FNB shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of Black Diamond to such effects.

                  B. Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by Black Diamond and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken, and not rescinded, by the Board of Directors and the shareholders of Black Diamond, and the Board of Directors and shareholders of FNB, and Black Diamond shall have full power and right to execute the Plan of Merger provided in Exhibit A.

                  C. Opinion of Counsel. FNB shall have received an opinion of Williams, Mullen, Christian & Dobbins, counsel to Black Diamond, dated the Closing Date and satisfactory in form and substance to counsel to FNB, in substantially the form attached hereto as Exhibit B.

                  D. The Registration Statement. The Registration Statement shall be effective under the 1933 Act and FNB shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the FNB Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                  E. Tax Opinion. FNB shall have received, in form and substance satisfactory to it, an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

                  F. Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit FNB to consummate the Merger and to issue FNB Common Stock to Black Diamond shareholders shall have been received and shall have contained no conditions deemed in good faith to be materially disadvantageous by FNB.

                  G. Affiliate Agreements. Within 60 days of the date hereof, each shareholder of Black Diamond who is a Black Diamond Affiliate shall have executed and delivered a commitment and undertaking in the form of Exhibit C (the "Affiliates' Agreement") relating to restrictions on shares of FNB Common Stock to be received by such Black Diamond Affiliate pursuant to this Agreement. Certificates for the shares of FNB Common Stock issued to Black Diamond Affiliates shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

                  H. Nasdaq National Market Listing. If the shares of FNB Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the

Merger shall have been approved for listing, upon notice of issuance, on The Nasdaq National Market.

                  I. Acceptance by FNB Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel for FNB.

                  J. Exercise of Dissenters' Rights. The aggregate number of shares of Black Diamond Common Stock as to which cash is required to be paid as the result of the exercise of any dissenters' rights pursuant to 12 C.F.R. ss. 552.14, when coupled with any other shares of Black Diamond Common Stock deemed tainted for "pooling-of-interest" purposes, shall not exceed 10% of the total number of shares of Black Diamond Common Stock outstanding at the date of this Agreement or at the Effective Time of the Merger.

                  K. Employment and Non-Compete Agreements. Don M. Green, Ben Sergent and Esther W. Bolling shall each have entered into employment and non-compete agreements with Black Diamond substantially in the form of Exhibits D, E and F, respectively, and such employment and non-compete agreements shall have replaced and superseded any prior employment agreements between such individuals and Black Diamond. Each of such employment and non-compete agreements shall be in full force effect and there shall not exist any breach thereunder.

                  L. Accounting Treatment. (i) FNB shall have received assurances from PricewaterhouseCoopers LLP, in form and substance satisfactory to FNB, to the effect that the Merger will qualify to be treated as a "pooling-of-interests" for accounting purposes; (ii) if requested by FNB, Black Diamond's independent public accountants shall have delivered to FNB a letter in form and content satisfactory to FNB to the effect that such accountants are not aware of any fact or circumstance that might cause the Merger not to qualify for such treatment; and (iii) it shall not have come to the attention of management of FNB that any event has occurred or that any condition or circumstance exists that makes it likely that the Merger may not so qualify.

                  M. Black Diamond Board of Directors. FNB shall have received the written resignation, satisfactory in form and substance to FNB, from each director of Black Diamond, other than Don M. Green and Jack Kennedy, effective as of the Effective Time of the Merger, and Ernest J. Sewell, Robert F. Albright, R. Michael Hendricks, Richard L. Powell, Michael W. Shelton and Ben Sergent shall have been elected to the board of directors of Black Diamond as of the Effective Time of the Merger.

                  N. Fairness Opinion. FNB shall have received a written opinion in form and substance satisfactory to FNB from Equity Research Services, Inc., addressed to FNB and dated as of the date of the Joint Proxy
Statement-Prospectus which is mailed to shareholders of FNB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB and its shareholders.

         5.2. Conditions of Obligations of Black Diamond. The obligations of Black Diamond to perform this Agreement and consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Black Diamond:

                  A. Representations and Warranties; Performance of Obligations. The representations and warranties of FNB set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); FNB shall have in all material respects performed all obligations required to be performed by it and satisfied all conditions required to be satisfied by it under this Agreement prior to the Effective Time of the Merger; and Black Diamond shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of FNB, which may be to their best knowledge after due inquiry, to such effects.

                  B. Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by FNB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of FNB, the shareholders of FNB, and the Board of Directors and shareholders of Black Diamond, and Acquisition Sub shall have full power and right to merge with Black Diamond on the terms provided herein.

                  C. Opinion of Counsel. Black Diamond shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to FNB, dated the Closing Date and satisfactory in form and substance to counsel to Black Diamond, in the form attached hereto as Exhibit G.

                  D. The Registration Statement. The Registration Statement shall be effective under the 1933 Act and FNB shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the FNB Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                  E. Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit Black Diamond to consummate the transactions contemplated hereby and to permit FNB to issue FNB Common Stock to Black Diamond shareholders shall have been received.

                  F. Acceptance by Black Diamond's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Black Diamond.

                  G. Nasdaq National Market Listing. If the shares of FNB Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on The Nasdaq National Market.

                  H. Fairness Opinion. Black Diamond shall have received a written opinion in form and substance satisfactory to Black Diamond from Austin Financial Services, Incorporated, addressed to Black Diamond and dated as of the date of the Joint Proxy Statement-Prospectus which is mailed to shareholders of Black Diamond, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to Black Diamond and its shareholders.

                  I. Employment and Non-Compete Agreements. Don M. Green, Ben Sergent and Esther W. Bolling shall each have executed on the date hereof employment and non-compete agreements with Black Diamond substantially in the form of Exhibits D, E and F, respectively.


                                   ARTICLE VI
                          Closing Date; Effective Time

         6.1. Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, Raleigh, North Carolina, at 10:00 A.M., local time, on such date as FNB shall designate to Black Diamond at least 10 days prior to the designated Closing Date and as reasonably acceptable to Black Diamond; provided, that the date so designated shall not be earlier than 5 days after OTS approval, and shall not be later than 60 days after such approval and, in no event, shall be later than March 31, 2000 (the "Closing Date").

         6.2. Filings at Closing. Subject to the provisions of Article V hereof, at the Closing Date, FNB and Acquisition Sub shall cause Articles of Combination relating to the Plan of Merger to be filed in accordance with the rules and regulations of the OTS, and each of FNB, Acquisition Sub and Black Diamond shall take any and all lawful actions to cause the Merger to become effective.

         6.3. Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time Articles of Combination filed with the OTS are made effective (the "Effective Time of the Merger").

                                   ARTICLE VII
                        Termination; Waiver and Amendment

         7.1. Termination. This Agreement shall be terminated, and the Merger abandoned, if the shareholders of either Black Diamond or FNB shall not have approved the Merger at the meetings required by Section 4.2. Notwithstanding such approvals by such shareholders, this Agreement may be terminated at any time prior to the Effective Time of the Merger, by:

                  A. The mutual consent of FNB and Black Diamond, as expressed by their respective Boards of Directors;

                  B. FNB or Black Diamond, as expressed by their respective Boards of Directors, if the Merger has not occurred by March 31, 2000, provided that the failure of the Merger to so occur shall not be due to a willful breach of any representation, warranty, covenant or agreement by the party seeking to terminate this Agreement;

                  C. FNB in writing authorized by its Board of Directors if Black Diamond has, or by Black Diamond in writing authorized by its Board of Directors, if FNB has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty by the other party which is not cured within 30 days of written notice thereof contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

                  D. FNB in writing authorized by its Board of Directors if any Purchase Event described in Section 3(b)(i), Section 3(b)(iii) or Section 3(b)(iv) of the Stock Option Agreement shall have occurred or if a Purchase Event described in Section 3(b)(ii) of the Stock Option Agreement shall have occurred and the Board of Directors of Black Diamond does not, within three (3) days after such Purchase Event described in Section 3(b)(ii), confirm in writing to FNB and publicly that a majority of the Board of Directors of Black Diamond supports the Merger and will recommend to the shareholders of Black Diamond that they approve the Merger;

                  E. FNB or Black Diamond, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate this Agreement pursuant to this subparagraph D if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

                  F. FNB, if the Board of Directors of FNB shall have determined in its sole discretion, exercised in good faith, that the Merger, has become inadvisable or impracticable by reason of (1) the issuance of any order, decree or ruling of any regulatory authority containing conditions or requirements reasonably deemed objectionable to FNB or (2) the institution of any litigation or proceeding (including under federal antitrust laws) to restrain or prohibit the consummation of the Merger or to obtain other relief in connection with this Agreement;

                  G. Black Diamond, if the Board of Directors of Black Diamond shall have determined in its sole discretion, exercised in good faith, that the Merger, has become inadvisable or impracticable by reason of (1) the issuance of any order, decree or ruling of any regulatory authority containing conditions or requirements reasonably deemed objectionable to Black Diamond or (2) the institution of any litigation or proceeding (including under federal antitrust laws) to restrain or prohibit the consummation of the Merger or to obtain other relief in connection with this Agreement;

                  H. FNB or Black Diamond, if the Federal Reserve Board, the OTS, the North Carolina Banking Commission, or the VSCC deny approval of the transactions contemplated hereby and the time period for all appeals or requests for reconsideration has run; or

                  I. FNB if, prior to the Effective Time of the Merger, the Board of Directors of Black Diamond shall have withdrawn or modified in a manner adverse to FNB its approval or recommendation of the Merger, or shall have recommended another offer or shall have resolved to do any of the foregoing.

         7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 7.1, including as a result of breach or violation of the provisions hereof, this Agreement, other than the provisions of Sections 4.1 (last three sentences), 7.4 and 9.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.

         7.3. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meetings of Black Diamond or FNB shareholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of Black Diamond or FNB have approved this Agreement and the Plan of Merger shall not modify either the amount or form of the consideration to be given hereunder for shares of Black Diamond Common Stock or otherwise materially adversely affect such shareholders without their approval.

         7.4 Termination Expenses and Fees.

                  A. In the event FNB terminates this Agreement pursuant to
Section 7.1C or 7.1I, Black Diamond shall pay FNB's expenses incurred in connection with the proposed Merger, including without limitation reasonable attorney fees, in an amount not to exceed

$300,000, such payment to be made by wire transfer of immediately available funds to an account designated by FNB.

                  B. In the event Black Diamond terminates this Agreement pursuant to Section 7.1C, FNB shall pay Black Diamond's expenses incurred in connection with this Agreement, including without limitation reasonable attorney fees, in an amount not to exceed $200,000, such payment to be made by wire transfer of immediately available funds to an account designated by Black Diamond.

                  C. Notwithstanding any other provisions of this Agreement, and in addition to the provisions of Paragraph 7.4A if applicable, if FNB terminates this Agreement because prior to the termination of this Agreement, a Purchase Event (as defined in the Stock Option Agreement) has occurred, or after the date of this Agreement and prior to termination of this Agreement Black Diamond or any Black Diamond subsidiary engages in negotiations (including without limitation negotiations occurring after the date of this Agreement which arise from or are a continuation of negotiations that may have been commenced prior to the date of this Agreement) relating to any such transaction and a letter of intent or other written or verbal agreement is entered into within one year following the termination of this Agreement, then Black Diamond shall be obligated to pay to FNB a termination fee of $200,000, such payment to be made by wire transfer of immediately available funds to an account designated by FNB.


                                  ARTICLE VIII
                              Additional Covenants

         8.1. Indemnification of Black Diamond Officers and Directors; Liability Insurance. After the Effective Time of the Merger, FNB agrees to provide indemnification to the directors and officers of Black Diamond and the subsidiaries thereof for events occurring prior to or subsequent to the Effective Time of the Merger as if they had been directors or officers of FNB prior to the Effective Time of the Merger, to the extent permitted under the North Carolina Business Corporation Act and the Articles of Incorporation and Bylaws of FNB as in effect as of the date of this Agreement. Such indemnification shall continue for three years after the Effective Time of the Merger, provided that any right to indemnification in respect of any claim asserted or made within such three year period shall continue until final disposition of such claim. FNB will use its reasonable efforts to provide officers and directors liability insurance coverage to all Black Diamond directors and officers, whether or not they become part of the FNB organization after the Effective Time of the Merger, to the same extent it is provided to FNB's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective Time of the Merger. The right to indemnification and insurance provided in this Section 8.1 is intended to be for the benefit of directors, employees and officers of Black Diamond and as such may be personally enforced by them at law or in equity.

         8.2. Employee Benefit Matters.

                  A. Plan Participation. All employees of Black Diamond immediately prior to the Effective Time of the Merger who are employed by Black Diamond immediately following the Effective Time of the Merger will be entitled to participate in FNB's 401(k) plan and to the extent they are eligible based on their length of service, compensation, job classification, and position, and the existing Black Diamond 401(k) plan shall be terminated prior to the Effective Time of the Merger. Except as specifically provided in this Section 8.2 and as otherwise prohibited by law, an employee's service with Black Diamond which is recognized by the applicable benefit plan of Black Diamond at the Effective Time of the Merger shall be recognized as service with FNB for purposes of eligibility to participate and vesting if applicable, (but not for purposes of benefit accrual) under the corresponding FNB benefit plan, if any, subject to applicable break-in-service rules.

                  B. Cooperation. Black Diamond agrees to cooperate with FNB in implementing any decision made by FNB under this Section 8.2 with respect to employee benefit plans and to provide to FNB on or before the Effective Time of the Merger a schedule of service credit for its employees.

         8.3 Board of Directors. Subject to any necessary regulatory and shareholder approval, as soon as practicable following the Effective Time of the Merger (or earlier, in FNB's sole discretion), FNB shall take such steps as necessary of appropriate to appoint Don M. Green and Gary G. Blosser, or cause them to be elected, as members of FNB's Board of Directors, and, for such service, Mr. Green and Mr. Blosser shall be compensated in accordance with FNB's standard arrangements for the compensation of directors.

         8.4. Actions of Acquisition Sub. Subject to the terms and conditions of this Agreement, FNB agrees to cause Acquisition Sub to take all actions reasonably necessary to consummate the Merger.


                                   ARTICLE IX
                                  Miscellaneous

         9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither Black Diamond, FNB, Acquisition Sub, nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger, including without limitation the covenants set forth in Article II and Article VIII of this Agreement.

         9.2. Expenses. Except as set forth in Section 7.4, each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby. All costs incurred in connection with the printing and mailing of the Joint Proxy Statement-Prospectus shall be deemed to be incurred and shall be paid sixty-nine percent (69%) by FNB and thirty-one percent (31%) by Black Diamond.

         9.3. Entire Agreement. This Agreement contains the entire agreement among FNB, Acquisition Sub and Black Diamond with respect to the transactions contemplated hereby and the related transactions and supersedes all prior agreements, arrangements or understandings with respect thereto.

         9.4. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         9.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to FNB or Acquisition Sub:

                  Ernest J. Sewell
                  President and Chief Executive Officer
                  FNB Financial Services Corporation
                  2025 S. Main Street
                  Reidsville, North Carolina  27320

         Copy to:

                  Gerald F. Roach, Esq.
                  Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 First Union Capitol Center
                  Raleigh, North Carolina  27601

         If to Black Diamond Savings Bank, FSB:

                  Don M. Green
                  President and Chief Executive Officer
                  Black Diamond Savings Bank, FSB
                  600 Trent Street
                  Norton, Virginia  24273

                  Copy to:

                  Howard W. Dobbins, Esq.
                  Williams, Mullen, Christian & Dobbins
                  Two James Center
                  1021 East Cary Street
                  Richmond, Virginia  23210-1320

         9.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.7. Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of North Carolina.

         9.8. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement, or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

         9.9 Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

         9.10 Inspections. Any right of FNB or Black Diamond hereunder to investigate or inspect the assets, books, records, files, and other information of FNB or Black Diamond, or their respective subsidiaries, in no way shall establish any presumption that FNB or Black Diamond should have conducted any investigation or that such right has been exercised by FNB or Black Diamond or their respective agents, representatives, or others. Any investigations or inspections that have been made by FNB or Black Diamond or their respective agents, representatives, or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations, and warranties made by or on behalf of FNB or Black Diamond in this Agreement.

   [remainder of page intentionally left blank; signatures begin on next page]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal (if any) to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


                             FNB FINANCIAL SERVICES  CORPORATION



                             By: /s/ Ernest J. Sewell
                                 --------------------------------------
                             Name:  Ernest J. Sewell
                             Title: President & Chief Executive Officer


                             FNB ACQUISITION SUB, F.S.B.
                             (In Organization)


                             By: /s/ Ernest J. Sewell
                                 --------------------------------------
                             Name:  Ernest J. Sewell
                             Title: Proposed President & Chief Executive Officer


                             BLACK DIAMOND SAVINGS BANK, F.S.B.


                             By: /s/ Don M. Green
                                 --------------------------------------
                             Name:  Don M. Green
                             Title: President and Chief Executive Officer


                       [signatures continued on next page]

                                         /s/ Harold E. Armsey
                                         ---------------------------------------

                                         /s/ Ben F. Sergent, III
                                         ---------------------------------------

                                         /s/ Jack Kennedy
                                         ---------------------------------------

                                         /s/ Louis Hunter
                                         ---------------------------------------

                                         /s/ Jerry W. Wharton
                                         ---------------------------------------

                                         /s/ Don M. Green
                                         ---------------------------------------

                                         /s/ Gary G. Blosser
                                         ---------------------------------------

                                         /s/ Orden L. Harman
                                         ---------------------------------------

                                         /s/ Gerald E. Myers
                                         ---------------------------------------


All of the Directors of Black Diamond have signed above to agree to vote all their shares of Black Diamond Common Stock beneficially owned by them and with respect to which they have power to vote (other than shares held by them in a fiduciary capacity) in favor of the Merger and the transactions contemplated by this Agreement and to cause the Merger and the Plan of Merger to be recommended by the Board of Directors of Black Diamond to the shareholders of Black Diamond in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                    EXHIBIT A


                                 PLAN OF MERGER

                                       OF

                           FNB ACQUISITION SUB, F.S.B.

                                      INTO

                       BLACK DIAMOND SAVINGS BANK, F.S.B.




         Section 1. FNB Acquisition Sub, F.S.B. ("Acquisition Sub") shall, upon the issuance of a certificate of merger by the Office of Thrift Supervision (the "Effective Time of the Merger"), be merged (the "Merger") into Black Diamond Savings Bank, F.S.B. ("Black Diamond"), which shall be the surviving bank (the "Surviving Bank").

         Section 2. Conversion of Stock. At the Effective Time of the Merger:

         (i) Each share of Black Diamond Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into 1.3333 (the "Exchange Ratio") shares of Common Stock of FNB Financial Services Corporation ("FNB"), rounded to the nearest whole share.

         (ii) At the Effective Time of the Merger, each option or other right to purchase shares of Black Diamond Common Stock pursuant to stock options ("Black Diamond Options") granted by Black Diamond under its 1989 Incentive Stock Option Plan (as amended, referred to herein as the "Black Diamond Stock Plan"), which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each Black Diamond Option, in accordance with the terms of the Black Diamond Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time (A) FNB and its Compensation Committee shall be substituted for Black Diamond and the Committee of Black Diamond's Board of Directors (including, if applicable, the entire Board of Directors of Black Diamond) administering the Black Diamond Stock Plan, (B) each Black Diamond Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (C) the number of shares of FNB Common Stock subject to such Black Diamond Option shall be equal to the number of shares of Black Diamond Stock subject to such Black Diamond Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio and rounding to the nearest whole share, and (D) the per share exercise price under each such Black Diamond Option shall be adjusted by dividing the per share exercise price under each such Black Diamond Option by the Exchange Ratio and rounding to the nearest cent.

         (iii) Each share of Acquisition Sub Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Black Diamond Common Stock (after giving effect to the conversion contemplated above).

         Section 3. Articles of Incorporation, Bylaws and Directors of the Surviving Bank. At the Effective Time of the Merger, there shall be no change caused by the Merger in the Charter (except any change caused by the filing of Articles of Combination relating to the Merger), Bylaws, or Board of Directors of the Surviving Bank.

         Section 4. Conditions to Bank Merger. Consummation of the Merger is subject to the following conditions:

         (i) The approving vote of the holders of two-thirds of the outstanding shares of Black Diamond Common Stock entitled to vote.

         (ii) The approving vote of the holders of a majority of the outstanding shares of FNB Common Stock present, in person or by proxy, at the meeting of FNB's shareholders.

         (iii) The approval of the Merger, to the extent required, by the North Carolina Banking Commission, the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision.

         (iv) The satisfaction of the conditions contained in the Agreement and Plan of Reorganization and Merger, dated May 28, 1999, by and among FNB, Acquisition Sub and Black Diamond, or the waiver of such conditions by the party for whose benefit they were imposed.

         Section 5. Manner of Exchange.

         (i) After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Black Diamond Common Stock, upon surrender of such certificate to the agent appointed by FNB to administer the exchange of certificates (the "Exchange Agent"), accompanied by a letter of transmittal in the form furnished by FNB and the Exchange Agent (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor the number of full shares of FNB Common Stock into which shares of Black Diamond Common Stock shall be converted pursuant to Section 2 hereof. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Black Diamond Common Stock will be deemed to evidence the right to receive the number of full shares of FNB Common Stock into which the shares of Black Diamond Common Stock represented thereby may be converted in accordance with Section 2 hereof, and, after the Effective Time of the Merger, will be deemed for all corporate purposes of FNB to evidence ownership of the number of full shares of FNB

Common Stock into which the shares of Black Diamond Common Stock represented thereby were converted.

         (ii) Until outstanding certificates formerly representing Black Diamond Common Stock are surrendered in exchange for FNB Common Stock, no dividend payable to holders of record of FNB Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Black Diamond of shares of Black Diamond Common Stock. If a certificate representing such shares is presented to Black Diamond or FNB, it shall be canceled and exchanged for a certificate representing shares of FNB Common Stock as herein provided. Upon surrender of certificates of Black Diamond Common Stock in exchange for FNB Common Stock, there shall be paid to the recordholder of the certificates of FNB Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of FNB Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends with a record date prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

         (iii) At the Effective Time of the Merger, each outstanding Black Diamond Option shall be assumed in the manner provided in Section 2(ii) hereof .

         Section 6. Effect of the Merger. The Merger, upon the Effective Time of the Merger, shall have the effect provided by 12 C.F.R. 552.13.


                                       3